Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
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David Belian
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Actavis to Divest Rights to Branded Respiratory Portfolio in the U.S. and Canada to AstraZeneca

- Divestiture permits Actavis to enhance focus on core strategic therapeutic categories-

DUBLIN, IRELAND – February 5, 2015 – Actavis plc (NYSE: ACT) and AstraZeneca today announced that they have entered into a definitive agreement under which AstraZeneca will acquire the rights to Actavis’ branded respiratory business in the U.S. and Canada for an initial consideration of $600 million on completion and low single-digit royalties above a certain revenue threshold.

Upon completion of the transaction, AstraZeneca will own the development and commercial rights in the U.S. to Tudorza™ Pressair™ (aclidinium bromide inhalation powder), a twice-daily long-acting muscarinic antagonist (LAMA) for chronic obstructive pulmonary disease (COPD), and Daliresp® (roflumilast), the only once-daily oral PDE4 inhibitor currently on the market for COPD. The two products had combined annual sales in the U.S. of approximately $230 million in 2014. AstraZeneca will also own development rights in the U.S. and Canada for LAS40464, the combination of a fixed dose of aclidinium with formoterol long acting beta agonist (LAMA/LABA) in a dry powder inhaler, which is approved in the EU under the brand name Duaklir® Genuair®.

AstraZeneca will also pay Actavis an additional $100 million, and Actavis has agreed to a number of contractual consents and approvals, including certain amendments to the ongoing collaboration agreements between AstraZeneca and Actavis.

Brent Saunders, CEO and President of Actavis, said: “This divestiture will permit Actavis to sharpen our strategic focus and sales and marketing activities on our larger, core therapeutic categories in CNS, Women’s Health, Urology, GI, Anti-infectives and Cardiovascular, as well as in Dermatology/Aesthetics and Ophthalmology, which will be added to our global brand portfolio following the completion of the Allergan acquisition later this year. It will also enhance our options in the near term to invest in further expansion through business development or accelerate debt repayment. The decision to divest these brand respiratory products will have no impact on our commitment to investing in and developing our generic respiratory product line.”

Paul Hudson, President, AstraZeneca U.S. and Executive Vice President, North America, AstraZeneca, said: “Our agreement with Actavis builds on our acquisition of Almirall’s respiratory portfolio and brings long-term value to one of our key growth platforms. With the addition of Tudorza and Daliresp, we will benefit from an immediate boost to revenue in our biggest market, further strengthening our growing respiratory franchise. This combined portfolio helps us to offer an even broader range of innovative treatments and formulations to physicians and pulmonary specialists for patients suffering with COPD.”

The transaction is subject to antitrust law clearance as well as other customary terms and conditions. It is anticipated that the transaction will complete in the first quarter of 2015.

About Tudorza Pressair

Tudorza Pressair (aclidinium bromide inhalation powder) 400 mcg is an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with chronic obstructive pulmonary disease (COPD), including chronic bronchitis and emphysema. When given by inhalation, aclidinium produces bronchodilation by inhibiting the muscarinic M3 receptor in the airway smooth muscle. Aclidinium is rapidly hydrolyzed in human plasma into two major inactive metabolites.

Tudorza is administered using a multiple-dose dry powder inhaler, Pressair, which delivers 60 doses of aclidinium bromide powder for inhalation. The Pressair inhaler has a colored control window and audible “click” which confirm successful inhalation of the dose and a dose indicator to let patients know how many doses remain in the inhaler.

About Daliresp

Daliresp (500mcg) is a selective PDE4 inhibitor that is indicated as a treatment to reduce the risk of exacerbations in patients with severe COPD associated with chronic bronchitis and a history of exacerbations. Daliresp is a once-daily oral tablet and is the first and only selective PDE4 inhibitor approved by the FDA.

While the specific mechanism by which Daliresp exerts its therapeutic action in COPD patients is not well defined, it is thought to be related to the effects of increased intracellular cyclic AMP in the lung cells. Daliresp is not a steroid, is not a bronchodilator and is not indicated for the relief of acute bronchospasm.

About COPD

COPD (chronic obstructive pulmonary disease) is a progressive disease associated mainly with tobacco smoking, air pollution or occupational exposure, which can cause obstruction of airflow in the lungs resulting in debilitating bouts of breathlessness. It affects an estimated 300 million people worldwide and is predicted to be the third leading cause of death by 2020. Although COPD is widely regarded as a disease of the elderly, 50 per cent of patients are estimated to be between 50 and 65 years of age, meaning half of the COPD population is likely to be affected at a stage in their life when they are at the peak of their earning potential and are likely to have major family responsibilities.

About Actavis

Actavis Plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The Company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.

Actavis Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com